Exhibit 99.1

Sorrento Therapeutics Announces Three Preclinical Poster Presentations on Cynviloq™, its Novel Antibody Drug Conjugate Linker Technology and c-Met/EGFR Bispecific ADC at the 106th Annual Meeting of the American Association for Cancer Research

San Diego, CA—April 18, 2015—Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), a late-stage clinical oncology company developing new treatments for cancer and associated pain, announced today that three preclinical abstracts are scheduled for poster presentations at the 106th Annual Meeting of the American Association for Cancer Research (AACR), to be held April 18-22, 2015 in Philadelphia, Pennsylvania. Data to be presented include studies on the significant reduction in tumor burden and enhanced survival following Cynviloq intraperitoneal therapy, compared to albumin-bound paclitaxel* intravenous therapy in a metastatic model of ovarian cancer, successful development of anti-cancer antibody drug conjugates using novel C- and K-lock linker technology, and significant efficacy of its c-Met/EGFR Bispecific Targeting ADC in a non-small cell lung cancer model.

Abstract details:

Abstract Number: 5532

Presentation Title: Polymeric Albumin-free Paclitaxel Intraperitoneal Therapy Demonstrates Superior Efficacy over nab-Paclitaxel Intravenous Therapy in a Mouse Model of Metastatic Ovarian Cancer

Presentation Time: Wednesday, April 22, 2015, 8:00 AM - 12:00 PM Eastern Daylight Time

Session Location: Poster Section 36

Poster Board Number: 20

Author Block: Neveen Said1 and Kouros Motamed2. 1University of Virginia School of Medicine, Charlottesville, VA, 2Sorrento Therapeutics Inc., San Diego, CA2

Abstract Number: 635

Presentation Title: Development of Anti-cancer ADCs with Concortis’ C- and K-lock technology.

Presentation Time: Sunday, April 19, 2015, 1:00 PM - 5:00 PM Eastern Daylight Time

Location: Poster Section 27

Poster Board Number: 4

Author Block: Gary Cheng, Tong Zhu, Dylan Deng, Hong Zhang, David Miao. Sorrento Therapeutics Inc., San Diego, CA

Abstract Number: LB-002

Presentation Title: A Novel c-Met/EGFR Bispecific Targeting Antibody Drug Conjugate for NSCLC

Presentation Time: Sunday, April 19, 2015, 1:00 PM - 5:00 PM Eastern Daylight Time

Location: Poster Section 39

Author Block: Gary Cheng, Lingna Li, Pia Muyot, Edwige Gros, Yanliang Zhang, Yingqing Sun, Hong Zhang, Yanwen Fu, Alice Lee, Jian Cao, Gunnar Kaufmann, Zhenwei Miao. Sorrento Therapeutics Inc., San Diego, CA

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset Cynviloq™, the next-generation nanoparticle paclitaxel, completed patient enrollment in the TRIBECA registrational trial in January. Sorrento is also developing resiniferatoxin (RTX), a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain.

In December 2014, the company and NantWorks formed a global joint venture, now called Nantibody, to focus on certain next generation immunotherapies for cancer and autoimmune diseases. The company and Conkwest, Inc., a privately-held immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, also entered into an agreement to jointly develop next generation CAR.TNK™ (Chimeric Antigen Receptor Tumor-attacking Neukoplast) immunotherapies for the treatment of cancer. The CAR.TNK technology platform combines Conkwest’s proprietary Neukoplast cell line with Sorrento’s proprietary G-MAB® fully human antibody technology and CAR designs to further enhance the potency and targeting of Neukoplast. More recently, in March 2015, Sorrento entered into a global collaboration with NantCell, a NantWorks company, to discover and develop novel anti-cancer immunotherapies.

The company has made significant advances in developing human monoclonal antibodies, complemented by comprehensive and fully integrated bispecific antibody and antibody drug conjugate (ADC) platforms that include proprietary conjugation chemistries, linkers and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, mono- and bispecific therapeutic antibodies, ADCs and adoptive cellular immunotherapy.

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about Sorrento’s Cynviloq registrational trial; Sorrento’s advances made in developing RTX and human monoclonal antibodies using its proprietary G-MAB fully human antibody technology, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento™, CAR.TNK™, the Sorrento logo and Cynviloq™ are trademarks owned by Sorrento Therapeutics, Inc. Concortis is a subsidiary of Sorrento.

All other trademarks and tradenames are the property of their owners.

Contact:

Mr. George Uy

EVP & Chief Commercial Officer

Sorrento Therapeutics, Inc.

guy@sorrentotherapeutics.com

T: + 1 (661) 607-4057